Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                         (Dollar Amounts in Thousands)


                                                   Three Months
                                                Ended December 31,
                                               ---------------------
                                                 1994         1993
                                               --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest              $ 97,515     $ 58,991
  Income taxes                                   65,010       39,327
                                               --------     --------
  Income before income taxes
    and minority interest                       162,525       98,318
  Consolidated interest expense                  31,261       17,089
  Interest expense related to
    proportionate share of 50% owned
    affiliates                                    5,241        5,670
  Portion of rents representing the
    interest factor                               6,913        4,523
  Less-Equity in earnings of affiliates
    less than 50% owned                           1,005           91

                                               --------     --------
          Total                                $204,935     $125,509
                                               ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                 $ 33,765     $ 21,137
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                 5,514        5,670
  Portion of rents representing the
    interest factor                               6,913        4,523
                                               --------     --------
          Total                                $ 46,192     $ 31,330
                                               ========     ========
Ratio of Earnings to Fixed Charges                 4.44         4.01
                                               ========     ========